EXHIBIT 99.1
PRESS RELEASE DATED JUNE 4, 2019

TANGER OUTLETS ANNOUNCES MANAGEMENT TRANSITION

- Thomas McDonough, President and COO to Retire -

Greensboro, N.C. - June 4, 2019: Tanger Factory Outlet Centers, Inc. (NYSE: SKT) announced today that Thomas E. McDonough, the Company’s President and Chief Operating Officer, informed the Company of his intent to retire, effective December 31, 2019. The Company has retained a leading global search firm to assist in filling the position and further augment its management team as part of its ongoing succession planning.
“I want to acknowledge and thank Tom for his many contributions at Tanger over the nine years he was part of the team, and we wish him all the best,” said Steven B. Tanger, Chief Executive Officer. “We are taking this opportunity to evaluate and determine the best characteristics and experience that will help us to effectively navigate this ever-changing retail landscape. Tanger is continuing to evolve. We have a history of successful transformations and a willingness to innovate and reinvent our business. We believe we now have the opportunity to enhance our leadership team, adding fresh outside perspective to further strengthen the business.”

Safe Harbor Statement
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. These forward-looking statements include statements regarding the Company's efforts to fill Mr. McDonough's position, enhance its leadership team, and strengthen its business.
You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other important factors that are, in some cases, beyond our control and that could materially affect our actual results, performance or achievements. Important factors that may cause actual results to differ materially from current expectations include, but are not limited to: risks associated with attracting and retaining key personnel and the other important factors set forth under Item 1A - "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, as may be updated or supplemented in the Company's Quarterly Reports on Form 10-Q and the Company's other filings with the Securities and Exchange Commission ("SEC"). Accordingly, there is no assurance that the Company's expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 40 upscale outlet shopping centers. Tanger's operating properties are located in 20 states coast to coast and in Canada, totaling approximately 14.4 million square feet leased to over 2,900 stores operated by more than 510 different brand name companies. The Company has more than 38 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 181 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlets.com.

Investor Contact:	Cyndi Holt	Jim Williams
	VP, Investor Relations	EVP & CFO
	336-834-6892	336-834-6800
	cyndi.holt@tangeroutlets.com	jim.williams@tangeroutlets.com

Media Contact:	Quentin Pell
VP, Corporate Communications
336-834-6827
quentin.pell@tangeroutlets.com